Exhibit 2.1

AGREEMENT AND PLAN OF MERGER OF

VINCO VENTURES, INC.

(a Nevada corporation) WITH AND INTO

EDISON NATION, INC.

(a Nevada corporation)

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2020, between Edison Nation, Inc., a Nevada corporation (“Parent”), and Vinco Ventures, Inc., a Nevada corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are hereinafter collectively referred to as the “Constituent Corporations.”

WHEREAS, Parent owns 100% of the outstanding shares of common stock of Merger Sub;

WHEREAS, the boards of directors of Parent and Merger Sub have approved and adopted the form of this Agreement and Plan of Merger (the “Agreement”); and

WHEREAS, the boards of directors of Parent and Merger Sub have determined that it is advisable and in the best interests of the respective companies and shareholders to enter into a business combination by means of the merger of Merger Sub with and into Parent (the “Merger”) pursuant to Section 92A.180 of the Nevada Revised Statutes, and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Merger and Effective Time. Upon the filing of the articles of merger (the “Articles of Merger”), entered into concurrently herewith, with the Secretary of State of the State of Nevada, Merger Sub shall be merged with and into Parent (the “Merger”) and Parent shall be the surviving corporation of the Merger (the “Surviving Corporation”) effective as soon as possible after the filing of the Articles of Merger (the “Effective Time”).

2.	Effect of Merger. At the Effective Time, the separate existence of the Constituent Corporations shall cease. The effect of the Merger shall be as provided in the Nevada Revised Statutes. Without limiting the generality of the foregoing, all rights, powers, privileges, obligations and duties of Merger Sub shall become the rights, powers, privileges, obligations and duties of the Surviving Corporation.

3.	Name of Surviving Corporation. The name of the Surviving Corporation shall be “Vinco Ventures, Inc.”

4.	Governing Documents. The Articles of Incorporation of Parent, only amended to the extent provided in the Articles of Merger to change its name, and the Bylaws of Parent, as in effect at the Effective Time, shall continue in full force and effect as the Articles of Incorporation and Bylaws of the Surviving Corporation until sooner terminated or changed as permitted by the provisions of the Nevada Revised Statutes.

5.	Directors and Officers. At the Effective Time, the directors and the officers of the Surviving Corporation shall be the incumbent directors and officers of Parent, all of whom shall hold their positions as directors and officers until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Articles of Incorporation or Bylaws of the Surviving Corporation.

6.	Capital Stock of Parent and Merger Sub. At the Effective Time, by virtue of the Merger and in consideration therefor, and without any action on the part of the Constituent Corporations or any stockholder thereof, (i) each share of Merger Sub’s Common Stock shall be cancelled and shall not be converted into, or exchanged with, shares of the Parent in any manner, and (ii) each share of Parent’s Common Stock shall remain unchanged in the hands of the holder thereof as an outstanding share of the Surviving Corporation.

7.	Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them.

8.	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.

9.	Termination and Abandonment. Prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by the Board of Directors of Parent.

10.	Amendment. Prior to the Effective Time, this Agreement may be amended, modified or supplemented by the Board of Directors of Parent.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of law.

12.	Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

13.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Executed on this 5th day of November 2020, effective as of the date set forth above.

EDISON NATION, INC.

By:	/s/ Christopher B. Ferguson
Name:	Christopher B. Ferguson
Title:	Chief Executive Officer

VINCO VENTURES, INC.

By:	/s/ Christopher B. Ferguson
Name:	Christopher B. Ferguson
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger